Exhibit 99.1

Joint Filer Information

Name of Joint Filer:	Inflection Point Holdings II LLC

Address of Joint Filer:	c/o Inflection Point Acquisition Corp. II
167 Madison Avenue, Suite 205 #1017
New York, NY 10016

Relationship of Joint Filer to Issuer:	10% Owner, Director by deputization

Issuer Name and Ticker or Trading Symbol:	Inflection Point Acquisition Corp. II [IPXX]

Date of Event Requiring Statement:
(Month/Day/Year):	11/18/2024

Name of Joint Filer:	Michael Blitzer

Address of Joint Filer:	c/o Inflection Point Acquisition Corp. II
167 Madison Avenue, Suite 205 #1017
New York, NY 10016

Relationship of Joint Filer to Issuer:	10% Owner, Director, Officer (Chairman and Chief Executive Officer)

Issuer Name and Ticker or Trading Symbol:	Inflection Point Acquisition Corp. II [IPXX]

Date of Event Requiring Statement:
(Month/Day/Year):	11/18/2024